UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2012 (March 6, 2012)

HERTZ GLOBAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-33139	20-3530539
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

(Address of principal executive
offices, including zip code)

(201) 307-2000

(Registrant’s telephone number,
including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  ELECTION OF DIRECTORS

(d)

On March 6, 2012, the Board of Directors of Hertz Global Holdings, Inc. (“Hertz Holdings”) and its wholly-owned subsidiary The Hertz Corporation (together with Hertz Holdings, the “Companies”) elected Michael F. Koehler and Linda Fayne Levinson to serve as directors of the Companies, effective March 7, 2012.   In their capacities as directors of Hertz Holdings, Mr. Koehler and Ms. Levinson will be entitled to compensation in accordance with Hertz Holdings’ policy regarding the compensation of directors and its Amended and Restated 2008 Omnibus Incentive Plan.  Hertz Holdings’ policy regarding the compensation of directors provides  for an annual retainer for non-employee directors for 2012 of $210,000, with $85,000 paid in cash and $125,000 in equity.  Mr. Koehler will receive an additional cash fee of $10,000 for his service as a member of our Audit Committee and Ms. Levinson will receive an additional cash fee of $10,000 for her service as a member of our Compensation, Nominating & Governance Committee.  We also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors, and our directors are entitled to free worldwide Hertz car rentals upon completion of evaluation forms.  The description of the Amended and Restated 2008 Omnibus Incentive Plan contained in the proxy statement related to Hertz Holdings’ 2010 annual meeting of stockholders filed with the United States Securities and Exchange Commission (“SEC”) on April 9, 2010 is incorporated by reference herein in its entirety. Mr. Koehler and Ms. Levinson are also expected to enter into Indemnification Agreements with Hertz Holdings as described in the proxy statement  related to Hertz Holdings’ 2011 annual meeting of stockholders filed with the SEC on April 6, 2011 under the heading “Certain Relationships and Related Party Transactions”, which description is incorporated by reference herein in its entirety.

Mr. Koehler is President, Chief Executive Officer and a member of the board of directors of Teradata Corporation (“Teradata”), a publicly-traded provider of enterprise data warehousing and integrated marketing software.   Prior to the separation of Teradata from NCR Corporation (“NCR”), Mr. Koehler served as Senior Vice President of the Teradata Division of NCR from 2003 to 2007.  From September 2002 until March 2003, he was the Interim Leader of the Teradata Division.  From 1999 to 2002, Mr. Koehler was Vice President, Global Field Operations of the Teradata Division and he held management positions of increasingly greater responsibility at NCR prior to that time.

Ms. Levinson was Chair of the Board of Directors of Connexus Corporation,  an online marketing company, from July 2006 until May 2010 when it was merged into Epic Advertising. Ms. Levinson was a partner at GRP Partners, a venture capital investment fund investing in start-up and early-stage retail and electronic commerce companies, from 1997 to December 2004. Prior to that, she was a partner in Wings Partners, the private equity firm that took Northwest Airlines private, an executive at American Express running its leisure travel and tour business, and a Partner at McKinsey & Co. Ms. Levinson is also a director of Jacobs Engineering Group Inc., Ingram Micro Inc., The Western Union Company and NCR, where she has served as a director since 1997 and Lead Independent Director since 2007.

Mr. Koehler and Ms. Levinson will each serve as a Class III director and their respective terms will be up for election at the 2012 annual meeting of stockholders.  Mr. Koehler will serve on the Audit Committee and Ms. Levinson will serve on the Compensation, Nominating & Governance Committee.

Mr. Koehler and Ms. Levinson were elected by the Companies in connection with Hertz Holdings’ continued compliance with the corporate governance rules applicable to companies listed on the New York Stock Exchange.  The Board of Directors of Hertz Holdings determined that Mr. Koehler and Ms. Levinson are independent and have not entered into or proposed to enter into any transactions required to be reported under Item 404(a) of Regulation S-K.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BY-LAWS; CHANGE IN FISCAL YEAR

(a)

On March 6, 2012, the Board of Directors of Hertz Holdings approved revisions to Hertz Holdings’ By-Laws in order to implement a majority voting standard in uncontested director elections.  Pursuant to the revised By-Laws, in uncontested director elections, director nominees will be required to tender conditional resignations at the time of their nomination, and the number of shares voted “for” a director must exceed the number of votes cast “against” that director.  If the number of shares voted “for” a director does not exceed the number of votes cast “against” that director, the Board of Directors will make a decision on whether to accept or reject the resignation.  In contested director elections, a plurality voting standard will apply.

The foregoing description of the amendments to the By-Laws does not purport to be complete and is qualified in its entirety by reference to the full text of the By-Laws, effective as of March 6, 2012, a copy of which is filed as Exhibit 3.2 to this Current Report on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits. The following Exhibits are filed herewith as part of this report:

Exhibit	Description

3.2	By-Laws, effective as of March 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERTZ GLOBAL HOLDINGS, INC.
(Registrant)

Date: March 7, 2012	By:	/s/ J. Jeffrey Zimmerman
	Name:	J. Jeffrey Zimmerman
	Title:	Senior Vice President, General Counsel & Secretary